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EXHIBIT 99.1

[Progress Energy, Inc. Logo]



Progress Energy Subsidiary To Acquire Natural Gas Assets

Deal Will Add 140 Billion Cubic Feet (Bcf) of Gas Reserves to Progress Ventures Fuel Business

Raleigh, NC (January 11, 2002) - Progress Ventures, Inc., a wholly owned subsidiary of Progress Energy [NYSE: PGN], announced today that it has entered into a letter of intent with Westchester Gas Company to acquire approximately 215 producing gas wells, 52 miles of intrastate pipeline and 170 miles of gas gathering systems. The properties are located within a twenty-five mile radius in Texas and Louisiana. Financial terms of the agreement were not disclosed.

Westchester Gas Company is a privately held natural gas company located in Jonesville, Texas. Progress Ventures participates in the wholesale energy business through fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading. The parties intend to negotiate a definitive agreement and complete due diligence in the first quarter 2002. The investment is expected to be accretive to Progress Energy's earnings in 2002.

"This is an outstanding opportunity for Progress Ventures to diversify our asset base with a high quality, low risk set of assets in a great market," said Tom Kilgore, president, Progress Ventures. "Our subsidiary Mesa Hydrocarbons' gas wells in western Colorado, coupled with the Westchester wells, gives us annual gas production of approximately 18-20 billion cubic feet (Bcf) and a natural hedge for our merchant generation. The pipeline and gathering systems of which we will own 100 percent will permit us to control delivery of our gas to market and to earn fees on gas gathered and transported for other companies."

The transaction is expected to be completed in the first quarter of 2002 and is subject to approval by applicable regulatory agencies.

Progress Energy (NYSE: PGN) is a Fortune 250 diversified holding company headquartered in Raleigh, N.C., with more than 20,000 megawatts of generation capacity and $7 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, Progress Rail, Progress Telecom and an important new organization, Progress Ventures, which was created to manage fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading. These companies serve 2.8 million customers across the Southeast, providing electricity, natural gas, energy services and broadband capacity. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com/.

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This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that you should consider with respect to any forward-looking statement in this press release include, but are not limited to, actions in the financial markets, actions of regulatory agencies, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the companies' SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

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Contacts:

Progress Energy, Keith Poston, 919.546.6189 or toll-free 877.641.NEWS (6397)

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